UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                    (Amendment No. 8 and Amendment No. 10)*


                         QUESTCOR PHARMACEUTICALS INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   232808105
--------------------------------------------------------------------------------
                                (CUSIP Number)

                            Joseph J. Giunta, Esq.
--------------------------------------------------------------------------------
                   Skadden, Arps, Slate, Meagher & Flom LLP
                            300 South Grand Avenue
                             Los Angeles, CA 90071
                                (213) 687-5000
--------------------------------------------------------------------------------
     (Name, Address and Telephone Number of Person Authorized to Receive
                         Notices and Communications)

                               December 13, 2006
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.240.13d-1(e), 240.13d-1(f) or 240.13d-(1)(g), check the following box .

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 232808105
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Claudio Cavazza
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                       (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                 Italy
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         0
          SHARES
                               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          14,255,553
          EACH
          REPORTING
                               -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            1,756,781

                                 10         SHARED DISPOSITIVE POWER
                                            9,402,890
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  14,255,553
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                        |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    20.78%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                      IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 232808105
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Paolo Cavazza
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                       (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                      PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)Sigma-Tau Finanziaria SpA

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                     Italy
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         0
          SHARES
                               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          14,255,553
          EACH
          REPORTING
                               -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            2,446,782

                                 10         SHARED DISPOSITIVE POWER
                                            10,051,990
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  14,255,553
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                        |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    20.78%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                      IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 232808105
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Sigma-Tau Finanziaria SpA
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                       (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                     Italy
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         0
          SHARES
                               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          14,255,553
          EACH
          REPORTING
                               -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            0

                                 10         SHARED DISPOSITIVE POWER
                                            9,402,890
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  14,255,553
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    20.78%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 232808105
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Sigma-Tau International S.A.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                       (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  Luxembourg
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         0
          SHARES
                               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          14,255,553
          EACH
          REPORTING
                               -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            0

                                 10         SHARED DISPOSITIVE POWER
                                            9,402,890
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  14,255,553
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    20.78%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 232808105
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Defiante Farmaceutica L.D.A.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                       (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                   Portugal
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         0
          SHARES
                               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          14,255,553
          EACH
          REPORTING
                               -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            0

                                 10         SHARED DISPOSITIVE POWER
                                             759,493
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  14,255,553
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    20.78%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 232808105
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Aptafin S.p.A.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                       (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                     Italy
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         0
          SHARES
                               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          14,255,553
          EACH
          REPORTING
                               -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            0

                                 10         SHARED DISPOSITIVE POWER
                                            10,051,990
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  14,255,553
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    20.78%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No. 232808105
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Chaumiere - Consultadoria & Servicos SDC Unipessoal LDA
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                       (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    |_|

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                   Portugal
--------------------------------------------------------------------------------
                                 7          SOLE VOTING POWER
          NUMBER OF                         0
          SHARES
                               -------------------------------------------------
          BENEFICIALLY           8          SHARED VOTING POWER
          OWNED BY                          14,255,553
          EACH
          REPORTING
                               -------------------------------------------------
          PERSON WITH            9          SOLE DISPOSITIVE POWER
                                            0

                                 10         SHARED DISPOSITIVE POWER
                                            100,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  14,255,553
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    20.78%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                                      CO
--------------------------------------------------------------------------------

                              Amendment No. 8 and
                              Amendment No. 10 to
                           Statement on Schedule 13D

         This Amendment No. 8 (the "Amendment No. 8") amends the Statement on
Schedule 13D filed with the Securities and Exchange Commission ("SEC") on March 25, 2002 (the "Sigma/Defiante Schedule 13D"), as amended, relating to shares of the common stock, no par value (the "Common Stock"), of Questcor Pharmaceuticals Inc., a California corporation ("Questcor"). This Amendment No. 10 (the "Amendment No. 10" and, together with the Amendment No. 8, this "Statement") amends the Statement on Schedule 13D, filed with the SEC on August 7, 2001 (the "Cavazza/Sigma Schedule 13D" and, together with the Sigma/Defiante Schedule 13D, the "Schedule 13Ds"), as amended, relating to the shares of Common Stock. Pursuant to Rule 13d-2 of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), this Amendment No. 8 is being filed on behalf of Sigma-Tau Finanziaria SpA, an Italian corporation ("Sigma Tau") and Defiante Farmaceutica L.D.A., a Portuguese corporation ("Defiante") (formerly known as Defiante Farmaceutica Unipessoal L.D.A.), and this Amendment No. 10 is being filed on behalf of Sigma-Tau International S.A., a Luxembourg corporation ("Sigma Tau International") (formerly known as Sigma-Tau Finance Holding S.A.), Aptafin S.p.A., an Italian corporation ("Aptafin"), Chaumiere - Consultadoria & Servicos SDC Unipessoal LDA, a Portuguese corporation ("Chaumiere"), Mr. Claudio Cavazza ("Mr. C. Cavazza") and Mr. Paolo Cavazza ("Mr. P. Cavazza" and, together with Mr. C. Cavazza, Sigma Tau International, Aptafin, Chaumiere, Defiante and Sigma Tau, the "Reporting Persons").


Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 of the Schedule 13Ds are hereby amended to add the following:

         On December 13, 2006, Mr. P. Cavazza used personal funds to purchase 690,000 shares of Common Stock for a purchase price of $1.45 per share.


Item 5.  Interest in Securities of Questcor.

         Item 5 of the Schedule 13Ds are hereby amended as follows:

         The Reporting Persons, because they may be considered a "group" for purposes of Section 13(d)(3) of the Act (the "Group"), may be deemed solely for purposes of U.S. securities laws to beneficially own (i) the 1,756,781 shares of Common Stock directly owned by Mr. C. Cavazza, (ii) the 2,446,782 shares of Common Stock directly owned by Mr. P. Cavazza, (iii) the 8,643,397 shares of Common Stock directly owned by Sigma Tau International, (iv) the 759,493 shares of Common Stock directly owned by Defiante, (v) the 549,100 shares of Common Stock directly owned by Aptafin, and (vi) the 100,000 shares of Common Stock directly owned by Chaumiere. This represents beneficial ownership of an aggregate of 14,255,553 shares of Common Stock. References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to any other issue under any other U.S. law.

         (a) Percentage interest calculations for the Reporting Persons are based upon Questcor having 68,616,721 shares of Common Stock outstanding at the consummation of an offering of 11,400,000 shares of Common Stock (the "Offering"), as reported by the Issuer in the Issuer's Form 424B5 filed with the SEC on December 8, 2006.

              Mr. C. Cavazza

         Pursuant to Rule 13d-3 of the Act, Mr. C. Cavazza may be deemed to be the beneficial owner of 14,255,553 shares of Common Stock, which constitutes approximately 20.78% of the Outstanding Shares.

              Mr. P. Cavazza

         Pursuant to Rule 13d-3 of the Act, Mr. P. Cavazza may be deemed to be the beneficial owner of 14,255,553 shares of Common Stock, which constitutes approximately 20.78% of the Outstanding Shares.

              Sigma Tau International

              Pursuant to Rule 13d-3 of the Act, Sigma Tau International may be deemed to be the beneficial owner of 14,255,553 shares of Common Stock, which constitutes approximately 20.78% of the Outstanding Shares.

              Sigma Tau

              Pursuant to Rule 13d-3 of the Act, Sigma Tau may be deemed to be the beneficial owner of 14,255,553 shares of Common Stock, which constitutes approximately 20.78% of the Outstanding Shares.

              Defiante

              Pursuant to Rule 13d-3 of the Act, Defiante may be deemed to be the beneficial owner of 14,255,553 shares of Common Stock, which constitutes approximately 20.78% of the Outstanding Shares.

              Aptafin

              Pursuant to Rule 13d-3 of the Act, Aptafin may be deemed to be the beneficial owner of 14,255,553 shares of Common Stock, which constitutes approximately 20.78% of the Outstanding Shares.

              Chaumiere

                  Pursuant to Rule 13d-3 of the Act, Chaumiere may be deemed to be the beneficial owner of 14,255,553 shares of Common Stock, which constitutes approximately 20.78% of the Outstanding Shares.

                  Except as set forth above, none of the Reporting Persons nor any of the persons listed on Schedule A beneficially owns any other shares of Common Stock.

         (b) Mr. C. Cavazza

              The number of shares of Common Stock as to which Mr. C. Cavazza has the sole power to vote or direct the vote is zero. The number of shares of Common Stock as to which Mr. C. Cavazza shares the power to vote or direct the vote is 14,255,553. The number of shares of Common Stock as to which Mr. C. Cavazza has the sole power to dispose or direct the disposition is 1,756,781. The number of shares of Common Stock as to which Mr. C. Cavazza shares the power to dispose or direct the disposition is 9,402,890.

              Mr. P. Cavazza

              The number of shares of Common Stock as to which Mr. P. Cavazza has the sole power to vote or direct the vote is zero. The number of shares of Common Stock as to which Mr. P. Cavazza shares the power to vote or direct the vote is 14,255,553. The number of shares of Common Stock as to which Mr. P. Cavazza has the sole power to dispose or direct the disposition is 2,446,782. The number of shares of Common Stock as to which Mr. P. Cavazza shares the power to dispose or direct the disposition is 10,051,990.

              Sigma Tau International

              The number of shares of Common Stock as to which Sigma Tau International has the sole power to vote or direct the vote is zero. The number of shares of Common Stock as to which Sigma Tau International shares the power to vote or direct the vote is 14,255,553. The number of shares of Common Stock as to which Sigma Tau International has the sole power to dispose or direct the disposition is zero. The number of shares of Common Stock as to which Sigma Tau International shares the power to dispose or direct the disposition is 9,402,890.

              Sigma Tau

              The number of shares of Common Stock as to which Sigma Tau has the sole power to vote or direct the vote is zero. The number of shares of Common Stock as to which Sigma Tau shares the power to vote or direct the vote is 14,255,553. The number of shares of Common Stock as to which Sigma Tau has the sole power to dispose or direct the disposition is zero. The number of shares of Common Stock as to which Sigma Tau shares the power to dispose or direct the disposition is 9,402,890.

              Defiante

              The number of shares of Common Stock as to which Defiante has the sole power to vote or direct the vote is zero. The number of shares of Common Stock as to which Defiante shares the power to vote or direct the vote is 14,255,553. The number of shares of Common Stock as to which Defiante has the sole power to dispose or direct the disposition is zero. The number of shares of Common Stock as to which Defiante shares the power to dispose or direct the disposition is 759,493.

              Aptafin

              The number of shares of Common Stock as to which Aptafin has the sole power to vote or direct the vote is zero. The number of shares of Common Stock as to which Aptafin shares the power to vote or direct the vote is 14,255,553. The number of shares of Common Stock as to which Aptafin has the sole power to dispose or direct the disposition is zero. The number of shares of Common Stock as to which Aptafin shares the power to dispose or direct the disposition is 10,051,990.

              Chaumiere

              The number of shares of Common Stock as to which Chaumiere has the sole power to vote or direct the vote is zero. The number of shares of Common Stock as to which Chaumiere shares the power to vote or direct the vote is 14,255,553. The number of shares of Common Stock as to which Chaumiere has the sole power to dispose or direct the disposition is zero. The number of shares of Common Stock as to which Chaumiere shares the power to dispose or direct the disposition is 100,000.

         (c) On December 13, 2006, Mr. P. Cavazza purchased 690,000 shares of Common Stock in the Offering for a purchase price of $1.45 per share.


Item 7.       Material to be Filed as Exhibits.

              Item 7 of the Schedule 13Ds are hereby amended to add the following:

              EXHIBIT 4 - Joint Filing Agreement dated April 15, 2005 by and between the Reporting Persons (incorporated by reference to Exhibit 1 to the Schedule 13Ds).

              EXHIBIT 5 - Power of Attorney dated April 15, 2005 by Chaumiere
- Consultadoria & Servicos SDC Unipessoal LDA (incorporated by reference to
Exhibit 2 to the Schedule 13Ds).

              EXHIBIT 6 - Power of Attorney dated April 8, 2003 by and between the Reporting Persons (incorporated by reference to Exhibit 1 of Form 4, filed with the SEC on May 9, 2003, relating to the shares of Common Stock).

Signatures

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Claudio Cavazza is true, complete and correct.

Dated:  December 15, 2006

                                      CLAUDIO CAVAZZA


                                      By:  /s/ MAURIZIO TERENZI
                                           ------------------------------
                                           Maurizio Terenzi, Attorney-in-fact
                                           for Claudio Cavazza



              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Paolo Cavazza is true, complete and correct.

Dated:  December 15, 2006

                                      PAOLO CAVAZZA


                                      By:  /s/ MAURIZIO TERENZI
                                           ------------------------------
                                           Maurizio Terenzi, Attorney-in-fact
                                           for Paolo Cavazza



              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Sigma-Tau Finanziaria SpA is true, complete and correct.

Dated:  December 15, 2006

                                      SIGMA-TAU FINANZIARIA SPA


                                      By:  /s/ MAURIZIO TERENZI
                                           ------------------------------
                                           Maurizio Terenzi, Attorney-in-fact
                                           for Sigma-Tau Finanziari SpA


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Sigma-Tau International S.A. is true, complete and correct.

Dated:  December 15, 2006

                                      SIGMA-TAU INTERNATIONAL S.A.


                                      By:  /s/ MAURIZIO TERENZI
                                           ------------------------------
                                           Maurizio Terenzi, Attorney-in-fact
                                           for Sigma-Tau International S.A.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Defiante Farmaceutica L.D.A. is true, complete and correct.

Dated:  December 15, 2006

                                      DEFIANTE FARMACEUTICA L.D.A.


                                      By:  /s/ MAURIZIO TERENZI
                                           ------------------------------
                                           Maurizio Terenzi, Attorney-in-fact
                                           for Defiante Farmaceutica L.D.A.


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Aptafin S.p.A. is true, complete and correct.

Dated:  December 15, 2006

                                      APTAFIN S.P.A.


                                      By:  /s/ MAURIZIO TERENZI
                                           ------------------------------
                                           Maurizio Terenzi, Attorney-in-fact
                                           for Aptafin S.p.A.


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Chaumiere - Consultadoria & Servicos SDC Unipessoal LDA is true, complete and correct.

Dated:  December 15, 2006

                                      CHAUMIERE - CONSULTADORIA &
                                      SERVICOS SDC UNIPESSOAL LDA


                                      By:  /s/ MAURIZIO TERENZI
                                           ------------------------------
                                           Maurizio Terenzi, Attorney-in-fact
                                           for Chaumiere - Consultadoria &
                                           Servicos SDC Unipessoal LDA


              The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                  Schedule A


                       EXECUTIVE OFFICERS AND DIRECTORS


                           Sigma Tau Finanziaria SpA

             NAME                          ADDRESS                        TITLE                    CITIZENSHIP
             ----                          -------                        -----                    -----------
       Claudio Cavazza             via Pontina Km. 30,400,              President                    Italian
                                 00040 Pomezia (Rome) Italy

         Mario Artali                 via Sudafrica,20,                 Director                     Italian
                                      00144 Rome Italy-
       Antonio Nicolai                via Sudafrica,20,             Managing Director                Italian
                                      00144 Rome Italy

    Vittorio Ripa di Meana       piazza dei Caprettari, 70,             Director                     Italian
                                      00186 Rome Italy-

          Mauro Bove                  via Sudafrica,20,                 Director                     Italian
                                      00144 Rome Italy

        Piero Belletti              Viale Shakespeare 47                Director                     Italian
                                      00144 Rome Italy

         Emilio Plate              via Pontina Km. 30,400            Vice President                  Italian
                                 00040 Pomezia (Rome) Italy

       Maurizio Terenzi               via Sudafrica,20,                 Director                     Italian
                                      00144 Rome Italy-

        Enrico Cavazza             Via Pontina Km. 30,400               Director                     Italian
                                        00040 Pomezia
                                        (Rome) Italy
     Marco Cerrina Feroni          Piazza Paolo Ferrari 10              Director                     Italian
                                     20121 Milano, Italy

                                  Schedule A


                       EXECUTIVE OFFICERS AND DIRECTORS


                         Sigma-Tau International S.A.

           NAME                            ADDRESS                        TITLE                CITIZENSHIP
           ----                            -------                        -----                -----------
       Mario Artali                   via Sudafrica,20,                 President                Italian
                                      00144 Rome Italy

     Jean-Marc Leonard            Bd. Du Prince Henri 19-21              Director                 French
                                      L-1724 Luxembourg

     Luca Checchinato             Bd. Du Prince Henri 19-21              Director                Italian
                                      L-1724 Luxembourg

      Antonio Nicolai                 via Sudafrica,20,                  Director                Italian
                                      00144 Rome Italy

        Mauro Bove                    via Sudafrica,20,                  Director                Italian
                                       00144Rome Italy

      Gustave Stoffel            18 Avenue De La Porte Neuve             Director               Luxembourg
                                      L-2227 Luxembourg

      Dominique Audia             Bd. Du Prince Henri 19-21              Director                 French
                                      L-1724 Luxembourg

                                  Schedule A


                       EXECUTIVE OFFICERS AND DIRECTORS


                         Defiante Farmaceutica L.D.A.

                  NAME                                     ADDRESS                               TITLE       CITIZENSHIP
                  ----                                     -------                               -----       -----------
             Antonio Nicolai                          via Sudafrica,20,                        Director        Italian
                                                      00144 Rome Italy

           Raffaele Sanguigni           Via Pontina Km. 30.400 - 00040 Pomezia                 Director        Italian
                                                      (Rome) Italy

     Paulo Alexandre da Mota Viegas      Rua dos Tanoeiros, 12(0) - 2(0) e 3(0) - Funchal -    Director       Portuguese
                                                      Madeira - Portugal 9000

      Pedro Moreira da Cruz Quintas      Rua dos Ferreiros, 260 - Funchal - Madeira -          Director       Portuguese
                                                      Portugal 9000-082

       Carla Emanuel Arruda Jardim       Rua dos Ferreiros, 260 - Funchal - Madeira -          Director       Portuguese
                Fernandes                             Portugal 9000-082

                                  Schedule A


                       EXECUTIVE OFFICERS AND DIRECTORS


                                Aptafin S.p.A.

                 NAME                        ADDRESS                      TITLE                CITIZENSHIP
                 ----                        -------                      -----                -----------

           Cristina Cavazza           Viale Shakespeare, 47             President                Italian

                                        00144 Rome Italy

            Piero Belletti            Viale Shakespeare, 47         Managing Director            Italian

                                        00144 Rome Italy

           Antonio Nicolai              via Sudafrica,20,                Director                Italian
                                        00144 Rome Italy-

           Emanuela Cavazza           Viale Shakespeare 47               Director                Italian

                                        00144 Rome Italy-

                                  Schedule A


                       EXECUTIVE OFFICERS AND DIRECTORS


            Chaumiere - Consultadoria & Servicos SDC Unipessoal LDA

                    NAME                           ADDRESS                       TITLE          CITIZENSHIP
                    ----                           -------                       -----          -----------
              Roberto Carlos de         Avenida da Republica, 32, 4.(Degree)     Director         Portuguese
                Castro Abreu             Esquerdo, 1050-193 Lisboa,
                                         Portugal
            Joao Jose de Freitas        Avenida da Republica, 32, 4.(Degree)     Director         Portuguese
                  Rodrigues              Esquerdo, 1050-193 Lisboa,
                                         Portugal